EXHIBIT 99.1

For Immediate Release
Contact:

David Bulger (Investors)	Jerry Daly or Carol McCune (Media)
EVP, CFO and Treasurer	Daly Gray
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust Acquires Doubletree Guest Suites in Downtown Washington, D.C.

PALM BEACH, Fla., January 13, 2005—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it has completed the acquisition of the 105-suite Doubletree Guest Suites Hotel in downtown Washington, D.C., for an all-in cost of $23 million, including closing costs and anticipated capital expenditures. The hotel is one of three acquisitions the company announced earlier this month; the remaining two are expected to close in the 2005 first quarter.

The Doubletree Guest Suites acquisition will be funded by borrowing on the company’s unsecured line of credit. Innkeepers Hospitality Management, Inc. will manage the property. Jeffrey H. Fisher, chief executive officer and president of Innkeepers USA Trust, owns Innkeepers Hospitality Management.

“The Washington, D.C. lodging market is among the strongest and most resilient in the nation,” Fisher said. “Part of the reason is that the market is so well-diversified and draws from such a wide range of demand segments, including convention, leisure, group, government and corporate. In addition, the opening of the new state-of-the-art convention center in March 2003 and the Department of Homeland Security bode well for this hotel’s long-term growth.

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“We already have two hotels in the Baltimore-Washington corridor, but this is our first property in downtown D.C. and one of the few all-suite hotels there,” Fisher added.

Located in the Foggy Bottom neighborhood of downtown Washington, D.C., the hotel is within blocks of George Washington University (and its related medical facilities), the Kennedy Center, the Smithsonian, the National Gallery of Art, the White House, the Monuments, the U.S. Capitol and the Vietnam Veterans Memorial. With the recently announced conversion of the nearby Watergate Hotel to condos, the Doubletree Guest Suites will be the closest hotel to the Kennedy Center. Situated in the central business district (CBD), the property also is proximate to 70 million square feet of office space.

Ideal for business and leisure travelers staying for extended periods, the full-service hotel features 105 spacious suites, each containing a separate living room, bedroom with bath, and fully equipped kitchen. The suites also include two-line phones with voice mail and dataport, microwave, coffeemaker, and hair dryer.

Peter M. Willis, Innkeeper’s vice president of business development, said that the company continues to have an aggressive appetite for hotel acquisitions, including upscale extended stay and premium limited service brands, the core of the company’s portfolio; selected full-service properties; and turn-around opportunities and hotels that are affiliated with, or have the potential to be converted to, the industry’s top brands.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 69 hotels with a total of 8,684 suites or rooms in 21 states and Washington, D.C., and focuses on

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acquiring and/or developing upscale and upscale extended-stay hotels with premium brands and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Contact:	David Bulger (Investors, Media)	Peter M. Willis (Acquisitions)
	EVP, CFO and Treasurer	VP, Business Development
	(561) 227-1302	(305) 865-1010
pwillis@innkeepersusa.com

Cautionary statements set forth in reports filed by the company from time to time with the SEC discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) more direct exposure to the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses) under the company’s new taxable REIT subsidiary structure, (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk that the performance and prospects of businesses and industries that are important hotel demand generators in the company’s key markets decline (e.g., technology, automotive, aerospace), (iv) risk that international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (v) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), (viii) the complex tax rules that the company must satisfy to qualify as a REIT, and (ix) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting taxes or dividends, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.).